Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASHLAND GLOBAL HOLDINGS INC.

ASHLAND GLOBAL HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Ashland Global Holdings Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 6, 2016 (as amended and in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”), and the name under which the corporation was originally incorporated is Ashland Global Holdings Inc.

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and shall be effective as of 8:30 a.m. Eastern Daylight Time on September 20, 2016.

3. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

SECTION 1.01. The name of the corporation (hereinafter called the “Corporation”) is Ashland Global Holdings Inc.

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

SECTION 2.01. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

SECTION 3.01. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 230,000,000 shares, consisting of (1) 30,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (2) 200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

The number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the authorization of the Board of Directors of the Corporation (the “Board”) and the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 4.02. Preferred Stock. (a) The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate (including any Certificate of Designation relating to such series).

SECTION 4.03. Common Stock. (a) Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

(d) Liquidation and Other Events. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.01. Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock pursuant to this Certificate (including any Certificate of Designation relating to such series of Preferred Stock), the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation (the “By-laws”).

SECTION 5.02. Election of Directors. (a) The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Certificate (including any Certificate of Designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(b) The vote required for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. ‘Abstentions’ and ‘broker non-votes’ will not count as votes either “for or “against” a nominee. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election shall submit an offer to resign from the Board no later than two weeks after the certification by the Corporation of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors constituting the Whole Board (as defined below). A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Corporation first mails its notice of meeting for such meeting to the stockholders. The term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies on the Board.

SECTION 5.03. Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate relating to the rights of the holders of any outstanding series of Preferred Stock (including any Certificate of Designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors may be filled by the Board, or as otherwise provided in the By-laws, and any vacancies on the Board resulting from death, resignation, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, or as otherwise provided in the By-laws. Any director elected in accordance with the preceding sentence of this Section 5.03 shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

ARTICLE VI

STOCKHOLDERS

SECTION 6.01. Action by Unanimous Written Consent. Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the written consent of the stockholders of the Corporation in lieu of a duly called annual or special meeting of stockholders of the Corporation, provided that such written consent is unanimously granted by the holders of 100% of voting power of the voting stock of the Corporation, voting together as a single class, that would be entitled to vote on such action at a duly called annual or special meeting of stockholders of the Corporation.

ARTICLE VII

ADOPTION, AMENDMENT OR REPEAL OF BY-LAWS

SECTION 7.01. Board of Directors. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the By-laws, by the vote of a majority of the entire Board or such greater vote as shall be specified in the By-laws, that the Board may deem necessary or desirable for the efficient conduct of the affairs of Corporation, including, but not limited to, provisions governing the conduct of, and the matters which may properly be brought before, annual or special meetings of the stockholders and provisions specifying the manner and extent to which prior notice shall be given of the submission of proposals to be considered at any such meeting or of nominations for election of directors to be held at any such meeting.

SECTION 7.02. Stockholders. The stockholders shall also have power to adopt, repeal, alter or amend the By-laws; provided, however, that in addition to any requirements of law and any other provision of this Certificate (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws. As used in this Certificate, “voting stock” shall mean shares of capital stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE VIII

AMENDMENTS

SECTION 8.01. The Corporation reserves the right to amend, alter, adopt or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation. Notwithstanding anything contained in this Certificate to the contrary (and in addition to any vote required by law), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter, change, or repeal or to adopt any provision inconsistent with Article V, Article VI, Article VII and this Article VIII.

ARTICLE IX

LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

SECTION 9.01. Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 9.02. Indemnification. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise.

SECTION 9.03. Effect of Amendment or Repeal. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of this Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this

Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision. This Article IX is not intended to eliminate or limit any protection otherwise available to the directors or officers of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this 19th day of September, 2016.

By:	/s/ Michael S. Roe
	Name:	Michael S. Roe
	Title:	Authorized Officer